JAMES R. DANNER
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 1 day of August 1996, effective as of the 1st day of August 1996, by and between Worldwide Petromoly Corporation (hereinafter referred to as "Employer" or "Petromoly") a Delaware Corporation, having its principal place of business at 16945 Northchase Drive, Suite 1570, Houston, Texas 77060 and James R. Danner (hereinafter referred to as "Employee").

                                    RECITALS:

     1.   Employer desires to employ Employee as its President.

     2.   Employee desires to be employed by Employer in such capacity.

     3. The parties to this Agreement wish to reduce to writing their prior oral understanding and agreement as to employment and compensation of Employee.

     NOW, THEREFORE, in consideration of the representations, warranties and mutual promises hereinafter set forth, it is agreed as follows:

     1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment as President of the Employer in the Houston, Texas, office of Employer (or in such other position and/or locations as may be mutually agreed upon) upon the terms and conditions hereinafter set forth.

     2. TERM OF EMPLOYMENT. Subject to the provisions for termination as hereinafter provided, the term of this Agreement (the "Term") shall commence on the 1st day August, 1996,and shall terminate on July 31, 2001, subject to annual reviews by the Board of Directors. After July 31, 2001, the parties may extend this Agreement for additional periods of time and at such compensation as is mutually agreed upon by the parties from time to time upon the execution of a mutually agreed written Extension Agreement prior to the end of the Term or any extension thereof. Such additional extensions shall be valid until written notice of termination is delivered by either party thirty
(30) days in advance of the termination date of this Agreement. If the parties to this Agreement fail to execute an Extension Agreement, unless otherwise terminated, this Agreement shall be automatically renewed for an additional twelve (12) month period from the expiration of the Term, or from the end of any period covered by any subsequently executed extension, under the same terms and conditions applicable at the end of the Term, or as may be amended in writing, and shall automatically renew in such manner each year thereafter.

     3. DUTIES. During the Employment Period the Employee agrees to serve as President of Petromoly, except as may be modified by the written agreement of the parties hereto. In his capacity as President, Employee will have full control of, and be responsible for, the day to day operations of Petromoly and will perform such duties and responsibilities for Petromoly as may from time to time be assigned to him by the Board of Directors of Petromoly. Employee shall have supervision and responsibility for all areas of Petromoly, and shall report directly to the Chairman of the Board of Petromoly. Employee shall have no responsibility for payroll nor for the filing of any payroll tax return, nor for payment of any tax of any kind that may be due or payable by Petromoly or any of its divisions.

     4. COVENANT NOT TO COMPETE. In consideration of Petromoly providing Employee with access to its trade secrets and other confidential information, Employee agrees that he will not, either directly or indirectly, carry on or engage in any business that uses any of Petromoly's proprietary information regarding MSO2, Molydisulfide, that competes with the business conducted by Petromoly during the initial term of this contract, and for a total of five
(5) years following the later of the expiration of the initial term, or any extension of this contract or termination.

     5. COMPENSATION. As compensation for all services rendered by Employee under this Agreement, Employer shall pay Employee as follows:

          (a) SALARY. Employee shall receive a minimum monthly gross salary of $8,333.33 that shall be payable every two weeks.

          (b) BONUS. Employee may receive other bonuses or other extraordinary compensation as determined in the discretion of the Board of Directors of Employer. Such bonuses shall be paid at such times and in such amounts as the Board of Directors may determine.

          (c) WITHHOLDING FOR TAXES. All payments under this Agreement shall be subject to federal withholding and other applicable taxes.

          (d) OPTIONS. Employee will receive a number of stock options, five (5) year term, to purchase an equal number of Petromoly shares of common stock as follows:

              DATE EARNED        #OF OPTIONS      EXERCISE PRICE

             August 1, 1996        100,000            $2.00
             August 1, 1997         65,000            $2.00
             August 1, 1998         65,000            $2.00
             August 1, 1999         70,000            $2.00

     6. AUTOMOBILE ALLOWANCE. Petromoly shall pay Employee an automobile allowance of $500.00 per month, payable on the last business day of each month. Employee shall, at his own cost and expense, procure an automobile for use in Petromoly's business. Employee shall further procure and maintain in force an automobile liability policy covering such automobile in the minimum amount of $1,000,000 for bodily injury or death in one accident, $1,000,000 for bodily injury or death to one person in one accident and $100,000 for property damage in one accident. Employee shall deliver to Petromoly a true copy of such automobile liability insurance policy. Employee shall further, at his own cost and expenses, maintain such automobile in proper operating condition. In lieu of such allowance, Petromoly may provide an automobile satisfactory to Employee and pay insurance and maintenance costs thereof; provided however, that if Employee has acquired an automobile for use in Petromoly's business, Petromoly may not substitute the provision of an automobile except upon twelve months' notice.

     7.   EMPLOYEE BENEFITS.

          (a) In addition to any key man insurance maintained by Employer for its benefit, Employer shall use its best efforts to purchase and pay what the Board of Directors considers to be, in its sole discretion, a reasonable premium on a life insurance policy covering Employee in the amount of at least $1,000,000. Employee shall have the sole right to designate one or more beneficiaries under such policy.

          (b) Employer shall continue the salary of Employee for the full term of this Agreement if Employee is not able to perform his duties as a result of personal injury, disability or illness. Employer shall use its best efforts to purchase and pay what the Board of Directors considers to be, in its sole discretion, a reasonable premium to maintain a disability income policy which shall commence payment of benefits to Employee beginning not later than the day that the term of this Agreement ends, at a rate equal to at least 60% of his compensation for the twelve month period immediately preceding the illness, injury or other event causing disability (including deferred or postponed payments).

          (c) Employer shall include Employee and his dependents under Employer's current major medical benefit plan at no cost to Employee.

          (d) Employee shall be entitled to participate in any employee benefit plans or agreements maintained or adopted in the future by Employer relating to retirement, health, disability, dental, group term life insurance, paid holidays, and other related benefits offered to employees generally by Employer.

     8.   VACATION. Employee shall be entitled each year to a total of three
(3) weeks of paid annual vacation, personal and sick leave.

     9. WORKING FACILITIES. Employee shall be furnished with a private office at Employer's principal executive office (at which he shall be stationed). Employee shall also be provided stenographic help and such other facilities and services, suitable to his position and adequate for the performance of his duties.

     10. BUSINESS EXPENSES. Employer shall pay all costs and expenses incurred by Employee for all reasonable travel and other expenses incurred by Employee in performing his obligations under this Agreement. Such reimbursement will be made on or before the end of the first Pay Period following the date the expenses are submitted by Employee to Employer.

     11. TERMINATION OF EMPLOYMENT. This agreement shall not be terminated prior to the expiration of its term or any extension thereof, except upon the mutual consent of the parties hereto, or in the event of the death or permanent total disability of Employee, or for due cause, upon the good faith determination by the Board of Directors of Petromoly that "due cause" exists for the termination of the relationship created by this Agreement. As used herein, the term "due cause" shall include, but is not limited to, the following events which are only used herein for illustrative purposes:

               (i) any intentional misapplication by Employee of Petromoly's funds, or any other act of dishonesty injurious to Petromoly committed by Employee; or

               (ii) Employee's conviction of a crime involving moral turpitude, or

               (iii) Employee's breach, nonperformance or non-observance in any material respect of a material term of this agreement, including his duties and obligations as an Employee, if such breach, non performance or non observance shall continue beyond a period of five (5) business days immediately after notice thereof by Petromoly to Employee; or

               (iv) any other action by Employee involving willful and deliberate malfeasance or gross negligence in the performance of Employee's duties.

     12.  SEVERANCE PAYMENTS.

          (a) If this agreement is terminated due to the death or disability of Employee, no severance payments shall be due to Employee.

          (b) In addition to the foregoing amounts, Employee shall be entitled upon termination for whatever cause to any unpaid and earned salary and bonus pay, through the date of termination, if any. Such amounts shall be paid in a lump sum within 30 days after the effective date of his termination of this Agreement. If this Agreement is terminated for anything other than good cause, any options to purchase shares which would be exercisable during the Term of this Agreement or any extension thereof shall become fully exercisable upon the termination of this Agreement.

     13. WAIVER OF BREACH. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a wavier of any subsequent breach by Employee.

     14. LEGAL CONSTRUCTION AND SEVERABILITY. if any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, unenforceable in any respect, under present or future law, such provision shall be fully severable and such invalid, illegal, or unenforceable provision shall not affect any other provision of this Agreement In such event this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall continue in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or its severance from this Agreement Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as apart of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     15. ASSIGNMENT. This Agreement is a personal services contract and is not assignable by Employee. This Agreement is not assignable by Employer except with the consent of Employee, which shall not be unreasonably withheld, and then only to a partnership, corporation, or other entity which shall purchase substantially all of its assets or shall be its legal successor pursuant to any merger, consolidation, or other action permitted by law. Subject to the qualification in the preceding sentence, the rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

     16. GOVERNING LAW: VENUE. This Agreement shall be construed under and in accordance with the laws of the State of Texas. In the event that any legal proceedings are instituted concerning the interpretation or enforcement of this Agreement, exclusive venue over such proceedings shall be vested in courts sitting in the State of Texas.

     17. ATTORNEYS' FEES AND COSTS. if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

     18. NOTICES. All notices shall be in writing and shall have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested to the following address or to such other address as either party may designate by like notice:

If to Employee:

          James R. Danner
          16014 Conners Ace Drive
          Spring, Texas 77379

If to Employer:

          Gilbert Gertner
          Worldwide Petromoly Corporation
          1300 Post Oak Blvd. Suite 900
          Houston, Texas 77056

     19. ENTIRE AGREEMENT. This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understanding or written or oral agreement between the parties respecting the within subject matter. This Agreement may not be changed orally, but only by an agreement in writing signed by both parties hereto.

     Petromoly has caused this Agreement to be executed by its authorized officer and the Employee has signed this Agreement.

PETROMOLY:

/s/ Gilbert Gertner
Gilbert Gertner
Chairman of the Board of Directors
Worldwide Petromoly Corporation

EMPLOYEE:

/s/ James R. Danner
James R. Danner